EXHIBIT 10.6b

                        SETTLEMENT AGREEMENT AND RELEASE

         This Settlement Agreement and Release ("Agreement") is entered into, by and among IVI Communications, Inc. ("IVIC") on the one hand, and John Snyder ("Snyder") on the other hand (IVIC and Snyder may be referred to collectively as the "Parties" herein), and is made with respect to the following facts and circumstances:

                                    RECITALS
                                    --------

         A. On or about November 21, 2002, Snyder, President of Quik Communications Hosting, Inc. ("QuikCom") and IVIC entered into an agreement wherein, on or about December 1, 2002, IVIC acquired QuikCom for one million two hundred fifty thousand (1,250,000) shares of IVIC common stock.

         B. Whereas, IVIC recognized that Snyder had particular and peculiar knowledge and background in the operation of QuikCom, IVIC desired to exclusively employ Snyder to conduct, operate and manage the business of QuikCom after its acquisition by IVIC, and to act generally in a Chief Executive Office
(CEO) capacity. To this end, on or about December 1, 2002, Snyder and IVIC entered into an Employment Contract (the "Contract") wherein Snyder would be employed by IVIC for a period of one (1) year, beginning December 1, 2002, at a base monthly salary of seven thousand five hundred dollars ($7,500.00).

         C. The Parties further agreed that Snyder would receive, as an additional form of compensation, stock options to purchase two hundred fifty thousand (250,000) shares of common stock in IVIC, at an exercise price of forty cents ($.40) per share, for a term of three years.

         D. The Parties desire to rescind the Contract and fully and finally compromise and settle all claims (whether direct, vicarious, or otherwise) either asserted or that could have been asserted in any forum or otherwise, to finally compromise and settle all disputes that were or could have been set forth and to exchange mutual general releases of any and all claims and contentions which they had, have, or may hereafter learn they have against each other and all their heirs, successors, employees, agents, shareholders, salespersons, contractors, independent contractors, officers, directors, attorneys, parents, subsidiaries, other affiliates and assigns, pursuant to the terms set forth below.


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                               TERMS OF SETTLEMENT
                               -------------------

         NOW, THEREFORE, conditioned upon the performance of the accompanying Agreement between the Freshman parties and IVIC, and in consideration of the foregoing recitals, the mutual execution of this Agreement and the promises set forth below, the Parties agree as follows:

         20. CANCELLATION OF THE SNYDER CONTRACT. Snyder and IVIC agree that the Contract is cancelled upon full and complete execution of this Agreement. IVIC hereby agrees that Snyder will keep any base compensation already paid under the Contract through October 2003. IVIC further agrees that it will provide continuing medical benefits to Snyder through December, 2003, along with full COBRA rights upon termination of the medical benefits. Snyder agrees hereby that IVIC will, in no way, be responsible for compensating Snyder under the base compensation clause of the Contract for the months of November and December 2003. Snyder further agrees that the stock options received as additional compensation under the Contract are cancelled upon execution of this agreement.

         21. RELEASE OF IVIC BY SNYDER. Snyder, for himself and for his heirs, agents, successors, attorneys, and assignees, hereby releases and forever discharges IVIC, and all of their present or former agents, employees, directors, officers, predecessors, successors, attorneys, members, shareholders, and assignees, of and from any and all claims, debts, defenses, liabilities, costs, attorneys' fees, actions, suits at law or equity, demands, contracts, expenses, damages, whether general, special, punitive, exemplary, contractual or extra contractual, and causes of action of any kind and nature which Snyder may have against IVIC and/or any present or former agents, employees, directors, officers, predecessors, successors, attorneys, and assignees of IVIC. This release does not extend to the obligations incurred in this Agreement. This release is hereby effective upon full and complete execution of this Agreement by IVIC and Snyder, and subject to the payment and fulfillment of IVIC's obligations pursuant to paragraph 1 of the Freshman Agreement.

         22. RELEASE OF SNYDER BY IVIC. IVIC, for themselves and their members, shareholders, agents, employees, directors, officers, predecessors, successors, attorneys, and assignees, hereby release and forever discharge Snyder and all of his present or former agents, heirs, successors, attorneys, and assignees, of and from any and all claims, debts, defenses, liabilities, costs, attorneys' fees, actions, suits at law or equity, demands, contracts, expenses, damages, whether general, special, punitive, exemplary, contractual or extra contractual, and causes of action of any kind and nature which IVIC may now have against Snyder and/or any present or former agents, heirs, successors, attorneys, and assignees of Snyder. This release does not extend to the obligations incurred in this Agreement. This release is hereby effective upon full and complete execution of this Agreement by IVIC and Snyder, and subject to the payment and fulfillment of IVIC's obligations pursuant to paragraph 1 of the Freshman Agreement.

         23. WAIVER OF UNKNOWN CLAIMS. The Parties hereby agree that this Agreement shall not be subject to any claim of invalidity, fraud, duress, deceit, mistake of law or mistake of fact, and that it accurately expresses the full, final, and complete settlement of the Parties. Each party hereby agrees that it waives and releases all of the claims within the scope of the releases set forth in this Agreement to the fullest extent permitted by law. The Parties may hereafter discover facts other than or different from those that they know, suspect, or believe to be true with respect to the subject matter of the claims released herein, but the Parties hereby expressly agree that they have waived and fully, finally, and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim within the scope of the claims released herein, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such other or different facts (the "Released Matters"). California Civil Code Section 1542 provides that "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Nevertheless, the Parties hereby expressly and knowingly waive the provisions of California Civil Code Section 1542 and any other similar existing or hereafter existing provision of state, federal, or foreign law.

         24. RELEASE GIVEN IN GOOD FAITH. The Parties, and each of them, expressly represent that this Agreement is entered into and the releases set forth herein are made in good faith within the meaning of California Code of Civil Procedure Section 877 et seq.

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         25. FURTHER ASSURANCES. The Parties, and each of them, expressly agree to execute any other documents that are reasonably necessary to effectuate the terms, conditions, spirit and intent of this Agreement.

         26. NO ADMISSION OF LIABILITY. This Agreement is entered into by the Parties solely for the purpose of compromising and settling the matters in dispute between them. This Agreement does not constitute and shall not be construed as an admission by either IVIC or Snyder of the truth or validity of any claims or counterclaims that could be asserted.

         27. ATTORNEYS' FEES. It is expressly understood that each party shall bear its own costs and attorneys' fees incurred with respect to this Agreement.

         28. CHOICE OF LAW. This Agreement is made and entered into in the State of California, and the Agreement and any rights, remedies or obligations provided for herein shall be construed and enforced in accordance with the laws of the State of California.

         29. ATTORNEYS' FEES AND COSTS UPON BREACH. If any party hereto breaches this Agreement, it shall be liable to the non-breaching party for the non-breaching party's reasonable attorneys' fees, costs and expenses incurred to enforce the provisions of this Agreement. A non-breaching party shall be entitled to recover, as an element of costs of suit and not as damages, actual attorneys' fees to be fixed by the Court if it is a "prevailing party." A "prevailing party" shall be a party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A non-breaching party not entitled to recover its costs shall not be entitled to recover its attorneys fees. No sums for attorneys' fees shall be counted in calculating the amount of a judgment for the purposes of determining if a non-breaching party is entitled to recover costs or attorneys' fees.

         30. SEVERABILITY. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

         31. CONFIDENTIALITY. The Parties and their respective employees, officers, directors, attorneys, agents and representatives shall keep confidential and not disclose, publicize, or cause to be publicized, to any person or entity, any of the terms of this Agreement, except that any of the Parties or their counsel may disclose the terms of this Agreement, but only to the extent authorized or required: (a) pursuant to a court order; (b) to any party's accountants, financial advisors, or lawyers or to any taxing authority in connection with an audit or examination by such taxing authority; (c) if and to the extent required under state or federal securities laws or in accordance with the rules and procedures of any exchange or other regulatory body; or (d) if disclosure is necessary in a judicial action to enforce the terms of the Agreement. If any disclosure may be required pursuant to the provisions of (a),
(c), or (d) of this paragraph, such disclosing party shall notify and consult with the other party as soon as reasonably possible after making such determination and in no event less than five (5) days prior to making such disclosure. In the event that disclosure may be required in a judicial proceeding, the party from whom disclosure is sought shall use reasonable efforts to preserve the confidentiality of the Agreement and its terms, including but not limited to asserting any valid defense or privilege and/or seeking a protective order or other confidential treatment for the information subject to possible disclosure. The occurrence of any disclosure authorized by this paragraph hereby does not constitute a waiver by the non-disclosing party of the confidentiality provided for herein, and the disclosing party shall make no further disclosure except as and to the limited extent authorized by this paragraph.


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         32. CONSTRUCTION. This Agreement shall not be construed against the party preparing it but shall be construed as if all Parties, and each of them, jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party.

         33. MODIFICATIONS. This Agreement shall not be modified by any party by any representation made before or after the execution of this Agreement. All modifications must be in writing and signed by the Parties and each of them.

         34. REPRESENTATION BY COUNSEL. The Parties, and each of them, acknowledge that this Agreement is executed voluntarily by each of them, without any duress or undue influence on the part of, or on behalf of, either of them. The Parties, and each of them, further acknowledge that they have been represented in the negotiations for, and in the performance of, this Agreement by counsel of their choice, and that they have read this Agreement and have had it fully explained to them by such counsel, and that they are fully aware of the contents of this Agreement and its legal effect.

         35. EXECUTION OF COUNTERPARTS. This Agreement may be executed in any number of counterparts. All of such counterparts together shall constitute one document at such time the counterparts are executed, which shall, in total, contain the signatures of all the Parties hereto.

         36. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding and agreement between the Parties with respect to the matters referred to herein. No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the Parties. The Parties, and each of them, acknowledge that they have not executed this Agreement in reliance on any such promise, representation or warranty.

         37. AUTHORITY OF SIGNATORIES. The undersigned, by execution of this Agreement, acknowledge and represent that they are duly authorized to execute this Agreement on behalf of themselves and/or the party they represent. Further, the Parties represent that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein, and agree to indemnify, defend and hold one another or any related person or entity of the Parties, as described above, harmless from and against any and all claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims or any portion thereof or interest therein.

DATED:  November 7, 2003               IVI COMMUNICATIONS, INC.

                                       By:      /s/ Nyhl Henson
                                       ----------------------------------------
                                       Nyhl Henson


DATED:  November 7, 2003               IVI COMMUNICATIONS, INC.

                                       By:      /s/ Charles J. Roodenburg
                                       -----------------------------------------
                                       Charles J. Roodenburg


DATED:  November 7, 2003               QUIK COMMUNICATIONS HOSTING, INC.

                                       By:      /s/ John C. Snyder
                                       -----------------------------------------
                                       John C. Snyder

DATED:  November 7, 2003               By:      /s/ John C. Snyder
                                       ----------------------------------------
                                       John Snyder